Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports First Quarter Operating Results

Minneapolis, MN—May 5, 2014—Appliance Recycling Centers of America, Inc. (NASDAQ:ARCI), a leading provider of appliance recycling and retailing services, today announced financial results for the first quarter ended March 29, 2014.
Revenues for the first quarter of 2014 were $33.5 million, up 10% compared with the same period in 2013, as a result of increased recycling division appliance replacement sales and carbon offset revenue. Net earnings for the first quarter of 2014 were $1.0 million, or $0.17 per diluted share, compared with $0.2 million, or $0.03 per diluted share, reported in the first quarter of last year, due mainly to the increase in recycling division revenues and as a result of improved performance at the ARCA Advanced Processing, LLC (AAP) joint venture in Philadelphia.
First Quarter Highlights
During the first quarter of 2014, the company:

•	Grew appliance replacement revenues to utilities, municipalities and others by $4.1 million, or 68%.

•
Received $1.0 million in cash related to carbon offset sales, $0.6 million net of tax. Carbon offset revenues are generated through the destruction of ozone-depleting substances, in this case refrigerants from recycled appliances, and are recognized when cash proceeds are received. The time between the company recovering refrigerants and receiving cash from carbon offset sales has typically ranged from one to two years.

•	Renewed several major recycling program contracts with utilities.

“We reported strong financial results for the first quarter, demonstrating the strength of our synergistic business model,” commented Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “One key benefit of having diverse operations is our ability to weather ebbs and flows across our company. While one division is outperforming, others might be facing challenges.” Cameron added, “For example, our appliance replacement program and carbon credit revenues grew significantly in the quarter while both appliance recycling volumes and retail sales were adversely impacted by winter weather that impeded our recycling trucks and discouraged retail shoppers.”
Retail Appliance Sales
ApplianceSmart, Inc., the company’s retail division, posted sales of $16.6 million for the first quarter, a decrease of $1.5 million, or 8%, compared with the same period of 2013. The decline was due mainly to a reduction in same-store sales of $1.0 million, or 6%, and the closure of a store during the second quarter of 2013. ApplianceSmart reported an operating income for the first quarter of $0.1 million, compared with an operating loss of $(0.2) million in the same period of the prior year.

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Brad Bremer, president of ApplianceSmart, commented, “We faced significant headwinds this past quarter due to unusual weather dampening store traffic and customer demand and due to a slowdown in housing starts,” Bremer added, “Nonetheless, I’m glad to say that ApplianceSmart reported operating income this quarter versus an operating loss in the same quarter last year.”
Recycling Revenues
ARCA Recycling, Inc. grew the combination of appliance recycling fees and appliance replacement revenues by $3.8 million to $12.1 million in the first quarter of 2014. Appliance replacement revenues increased $4.1 million, while appliance recycling fees declined $0.3 million. Appliance replacement units in the first quarter of 2014 grew by 72% mainly as a result of utility customers accelerating appliance installations. The company’s recycling only program volumes decreased by 16% during the first quarter of 2014. Nearly half of the decline in recycling volumes was due to the loss of a low-margin contract in Maryland; the remainder of the decline is attributed to adverse weather.
Mark Eisenschenk, president of ARCA Recycling, Inc. and chief operating officer of ARCA, said, “We’re very pleased with the success of our appliance replacement programs, which contributed significantly to our strong first quarter results.” He added, “Appliance replacement contracts typically range between one and two years. During the first quarter, we were pleased that one large utility customer extended their appliance replacement contract, set to expire last month, through August.”
Byproduct Revenues
The company’s byproduct revenues, excluding AAP, grew $0.5 million to $2.0 million, compared with the first quarter of 2013. The company, excluding AAP, recognized $0.7 million in revenues from the sale of carbon offsets during the quarter, which is included in byproduct revenues.
Revenues from the AAP joint venture in Philadelphia, reported in byproduct revenues, increased $0.2 million to $2.8 million, compared with $2.6 million in the first quarter of 2013. The improvement was due primarily to increased carbon offset revenues. AAP’s gross margin improved to 32%, compared with 12% in the same period of 2013, as a result of a reduction in the cost of appliances purchased under contract and recognizing $0.3 million in revenues from the sale of carbon offsets. AAP’s operating income for the first quarter improved by $0.3 million compared with the same period of 2013.
Liquidity and Capital Resources
Cash and cash equivalents were $2.9 million as of March 29, 2014, compared with $1.9 million as of December 28, 2013. As of March 29, 2014, the company had excess available borrowing capacity under its revolving line of credit of $5.3 million compared with $4.0 million as of December 28, 2013. Net working capital increased $1.2 million to $11.8 million as of March 29, 2014.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, May 6, 2014, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-617-1412. A replay of the conference call will be available on the company’s website, www.ARCAInc.com, approximately 24 to 48 hours after the completion of the call.

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About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 29, 2014	December 28, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,898	$1,948
Accounts receivable, net of allowance of $27, for both periods	11,211	12,278
Inventories, net of reserves of $227 and $175, respectively	16,207	16,654
Income taxes receivable	79	82
Other current assets	1,069	622
Deferred tax assets	523	523
Total current assets	31,987	32,107
Property and equipment, net	11,258	11,424
Restricted cash	500	500
Other assets	881	927
Deferred income taxes	20	21
Total assets (a)	$44,646	$44,979

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,843	$5,880
Accrued expenses	4,304	4,806
Line of credit	8,336	9,661
Current maturities of long-term obligations	1,122	1,131
Income taxes payable	587	—
Total current liabilities	20,192	21,478
Long-term obligations, less current maturities	5,302	5,447
Deferred income tax liabilities	1,092	1,092
Total liabilities (a)	26,586	28,017

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,581 shares and 5,571 shares, respectively	20,917	20,846
Accumulated deficit	(4,360)	(5,331)
Accumulated other comprehensive loss	(545)	(464)
Total shareholders' equity	16,012	15,051
Noncontrolling interest	2,048	1,911
	18,060	16,962
Total liabilities and shareholders' equity	$44,646	$44,979

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,844 and $9,949 as of March 29, 2014 and December 28, 2013, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,644 and $1,874 as of March 29, 2014 and December 28, 2013, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 29, 2014	March 30, 2013
Revenues:
Retail	$16,601	$18,059
Recycling	12,068	8,300
Byproduct	4,823	4,065
Total revenues	33,492	30,424

Costs of revenues	24,047	22,514
Gross profit	9,445	7,910
Selling, general and administrative expenses	7,375	7,485
Operating income	2,070	425

Other expense:
Interest expense, net	(241)	(283)
Other expense, net	(31)	(13)
Income before income taxes and noncontrolling interest	1,798	129
Provision for income taxes	690	—
Net income	1,108	129
Net loss (income) attributable to noncontrolling interest	(137)	55
Net income attributable to controlling interest	$971	$184

Income (loss) per common share:
Basic	$0.17	$0.03
Diluted	$0.17	$0.03

Weighted average common shares outstanding:
Basic	5,577	5,556
Diluted	5,852	5,678

Net income	$1,108	$129
Other comprehensive loss, net of tax:
Effect of foreign currency translation adjustments	(81)	(58)
Total other comprehensive loss, net of tax	(81)	(58)
Comprehensive income	1,027	71
Comprehensive loss (income) attributable to noncontrolling interest	(137)	55
Comprehensive income attributable to controlling interest	$890	$126

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